Exhibit 99.1

Calgon Carbon Announces Third Quarter 2017 Results

  Improving market conditions and strong contribution from the New Business driving sales and income from operations growth
  Reports Q3 2017 net sales of $162.6 million, ahead of Company expectations
    Reflects an increase of $38.6 million, or 31.1%, from Q3 2016 net sales of $124.0 million, including New Business net sales of $29.4 million
    Improved Activated Carbon segment demand in North America and Europe drive better than expected 7.4% increase in legacy business net sales compared to Q3 2016
  Reports income from operations improved to $9.7 million, compared to $9.3 million in Q3 2016
    Q3 2017 income from operations includes $3.3 million of expenses related to the Company’s pending merger with Kuraray
    Q3 2016 income from operations includes $0.6 million of expenses related to the Company’s acquisition of the New Business
  Reports fully diluted EPS of $0.10, compared to $0.13 in Q3 2016
    Q3 2017 fully diluted EPS includes $3.3 million (pre-tax) of expenses related to the pending merger with Kuraray; $1.6 million (pre-tax) in higher borrowing costs primarily related to borrowings to acquire the New Business
  Dividend of $0.05 per common share declared

PITTSBURGH--(BUSINESS WIRE)--November 6, 2017--Calgon Carbon Corporation (NYSE: CCC) (Calgon Carbon or the Company) announced results for the 2017 third quarter that ended on September 30, 2017.

Net sales for the third quarter of 2017 were $162.6 million, an increase of $38.6 million, or 31.1%, compared to net sales of $124.0 million for the third quarter of 2016. The increase is attributable to $29.4 million of net sales contributed by the New Business (the wood-based activated carbon, reactivation, and mineral-based filtration media business acquired in November 2016) as well as a $9.2 million, or 7.4% increase in the net sales of Calgon Carbon’s legacy business. The increase in net sales from the Company’s legacy business includes a $0.5 million net favorable impact from currency translation due primarily to a weaker U.S. dollar versus the euro that was partially offset by a stronger U.S. dollar compared to the Japanese yen.

Income from operations for the third quarter of 2017 was $9.7 million, compared to income from operations of $9.3 million reported for the third quarter of 2016. Third quarter 2017 income from operations includes $3.3 million of expenses related to the Company’s pending merger with Kuraray Co., Ltd. (Kuraray). Third quarter 2016 income from operations includes $0.6 million of expenses related to the Company’s acquisition of the New Business.

Net income for the third quarter of 2017 was $5.1 million, or $0.10 per fully diluted share. This compares to net income of $6.4 million, or $0.13 per fully diluted share, for the same period last year. In addition to the impact of the $3.3 million (pre-tax) of expenses related to the Company’s pending merger with Kuraray, third quarter 2017 net income and fully diluted earnings per share were impacted by $1.6 million (pre-tax) in higher interest expense - net.

Note: Beginning January 1, 2017, the Company realigned its internal management reporting structure to incorporate the New Business into the Company’s previously existing legacy business and reorganized its reportable segments into: Activated Carbon, Alternative Materials, and Advanced Water Purification. The Company is reporting its 2017 third quarter and nine months results using these reportable segments, and has restated reportable segment information for the comparable prior year periods to conform to the new structure. The Segment Data table includes a summary of the components of the new reportable segments.

For the third quarter of 2017, Activated Carbon segment net sales were $141.1 million, an increase of $23.6 million, or 20.1%, from $117.5 million reported for the same period a year ago. Net sales related to the New Business contributed $14.4 million to third quarter 2017 net sales, while net sales related to Calgon Carbon’s Activated Carbon segment legacy business increased by $9.2 million, or 7.8%. The increased legacy business net sales were primarily driven by higher demand in North America related to potable water market carbon adsorption equipment projects for the removal of 1,2,3-trichloropropane (1,2,3-TCP) and perfluorinated compounds (PFCs) contaminants from groundwater sources of drinking water and environmental air market mercury removal products. Improved environmental water market demand in Europe also contributed to the increase in legacy business net sales.

Alternative Materials segment net sales in the third quarter of 2017 were $16.9 million, a $15.2 million increase compared to $1.7 million for the same period a year ago. Sales related to diatomaceous earth and perlite filtration media products of the New Business contributed $15.0 million to current year third quarter net sales.

Net sales in the Advanced Water Purification segment decreased slightly to $4.5 million in the third quarter of 2017 compared to $4.8 million in the last year’s third quarter. Lower ion exchange project sales were partially offset by higher traditional ultraviolet water disinfection equipment and ballast water treatment system net sales.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the third quarter of 2017 was 29.9% compared to 31.1% reported for the third quarter of 2016. The lower margin percentage was due primarily to the inclusion in 2017 of the historically lower margin activities of the New Business, partially offset by a more favorable customer and product mix and lower major maintenance costs attributable to the Company’s legacy business activities.

Depreciation and amortization expense was $11.5 million in the third quarter of 2017 compared to $9.1 million in last year’s third quarter. Current year third quarter depreciation and amortization expense includes expenses from the acquired fixed assets and intangible assets of the New Business.

Selling, general and administrative (SG&A) expenses and research and development (R&D) expenses for the third quarter of 2017 totaled $27.4 million, or 16.9% of net sales, versus $20.2 million, or 16.3% of net sales in last year’s third quarter. In addition to the inclusion of incremental expenses from the New Business, current year expenses include costs related to executing the pending merger with Kuraray of $3.3 million, or 2.0% of net sales. Last year’s third quarter results included expenses of $0.6 million, or 0.5% of net sales, related to the acquisition of the New Business.

Interest expense - net for the third quarter of 2017 was $2.1 million compared to $0.5 million in last year’s third quarter. The increase was due to higher debt levels resulting primarily from the Company’s purchase of the New Business, as well as higher interest rates.

The effective income tax rate for the third quarter of 2017 was 27.0% compared to 20.2% in last year’s third quarter. The increase in the effective tax rate was primarily related to a reduction of favorable permanent differences.

On November 3, 2017, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on December 15, 2017, to stockholders of record on December 5, 2017.

CEO Commentary

“Improving demand for our high quality activated carbon and filtration media products and services led to third quarter sales that were ahead of our expectations,” said Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer. “In addition to a strong contribution from the New Business, I’m pleased to report that our legacy business achieved sales growth of 7.4% from last year’s third quarter – representing our first year-over-year increase in quarterly sales since early 2015. Demand gains from end markets in North America and Europe provide further evidence that we continue to move out of the sales trough experienced in 2016.

“These improving market conditions combined with positive contributions from the New Business drove significant improvement in year-over-year quarterly operating income when excluding the impacts of merger and transaction costs from both periods. While our gross margin performance in the current year continued to reflect the addition of historically lower margin New Business activated carbon sales, operating expenses as a percent of sales demonstrated effective cost discipline. We remain focused on initiatives to improve our gross margins and level of operating expenses.

“We are looking forward to completing the pending merger with Kuraray. As I noted the day we announced the transaction, not only will it deliver premium value to our stockholders, but it will also benefit customers and employees by making Calgon Carbon part of a much larger, stronger, global company with resources to fully support our global activated carbon, filtration media and services businesses well into the future,” concluded Mr. Dearth.

Pending Calgon Carbon / Kuraray Merger

On September 21, 2017, the Company entered into a definitive merger agreement under which the Japanese chemical manufacturer Kuraray agreed to acquire the Company, by way of a reverse triangular merger, following the consummation of which the Company would become a wholly owned subsidiary of Kuraray. At the time of the merger, each issued and outstanding share of the Company’s common stock, excluding common stock held in treasury, will be automatically converted into the right to receive $21.50 in cash.

On October 16, 2017 the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and on October 25, 2017, the parties received clearance from the German Federal Cartel Office. This satisfies two of the conditions required to close the transaction, which remains subject to other customary closing conditions, including other regulatory approvals and approval by the Company’s stockholders. The Company incurred $3.3 million of investment banking, legal, accounting, and other professional fees and expenses in the third quarter of 2017 related to the pending merger.

In light of the pending merger, the Company will not be conducting an investor conference call in conjunction with today’s release of its third quarter financial results, and will not be updating prior financial guidance or providing financial guidance for future periods.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the November 2016 acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon is an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,400 people and operates 22 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet light technology solutions, visit www.calgoncarbon.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Calgon Carbon, its management or the proposed merger between Calgon Carbon and Kuraray, involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Calgon Carbon does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. Statements that use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: the failure to obtain governmental approvals of the merger on the proposed terms and schedule, and any conditions imposed on Calgon Carbon, Kuraray or the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of Calgon Carbon and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; restrictions imposed by outstanding indebtedness; worldwide and regional economic, business, and political conditions; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; the ability to compete with others in the industries in which Calgon Carbon operates; the effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located; matters relating to operating facilities; the effect and costs of claims (known or unknown) relating to litigation and environmental remediation; the ability to develop and further enhance technology and proprietary know-how; the ability to attract and retain key personnel; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; changes in the economic climate in the markets in which Calgon Carbon owns and operates its businesses; the overall level of economic activity; the availability of consumer credit and mortgage financing, unemployment rates and other factors; Calgon Carbon’s ability to successfully integrate the New Business and achieve the expected results of the acquisition, including any expected synergies and the expected future accretion to earnings; changes in, or delays in the implementation of, regulations that cause a market for Calgon Carbon’s products; Calgon Carbon’s ability to successfully type approve or qualify its products to meet customer and end market requirements; changes in competitor prices for products similar to Calgon Carbon’s; higher energy and raw material costs; costs of imports and related tariffs; unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal; changes in foreign currency exchange rates and interest rates; changes in corporate income and cross-border tax policies of the United States and other countries; labor relations; the availability of capital and environmental requirements as they relate to Calgon Carbon’s operations and to those of Calgon Carbon’s customers; borrowing restrictions; the validity of and licensing restrictions on the use of patents, trademarks and other intellectual property; pension costs; the results of litigation involving Calgon Carbon, including any litigation in connection with the proposed merger; information security breaches and other disruptions that could compromise Calgon Carbon’s information and expose Calgon Carbon to business interruption, increased costs, liability and reputational damage; and additional risks associated with the conduct of Calgon Carbon’s business, such as failure to achieve expected results and the risks that are described from time to time in Calgon Carbon’s reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017.

Additional Information and Where to Find It

In connection with the proposed merger, a preliminary proxy statement on Schedule 14A was filed with the SEC on October 27, 2017. CALGON CARBON STOCKHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Calgon Carbon holding shares as of the record date, which has not been set at this time. Investors and securityholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or from Calgon Carbon at the “Investors” section of its website, accessible via http://www.calgoncarbon.com/, or by contacting Dan Crookshank, Director – Investor Relations and Treasurer, at (412) 787-6795.

Participants in Solicitation

Calgon Carbon and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning such participants is set forth in the proxy statement, filed with the SEC on Schedule 14A on March 23, 2017, for Calgon Carbon’s 2017 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger is included in the preliminary proxy statement in respect of the proposed merger (and other relevant materials) filed with the SEC.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$162,561	$123,970	$458,262	$376,766

Cost of products sold (excluding depreciation and amortization)	114,018	85,430	319,119	251,552

Depreciation and amortization	11,462	9,082	35,250	27,318

Selling, general and administrative expenses	25,781	18,929	73,051	63,895

Research and development expenses	1,624	1,236	4,247	4,074

	152,885	114,677	431,667	346,839

Income from operations	9,676	9,293	26,595	29,927

Interest expense - net	(2,092)	(538)	(5,595)	(1,064)

Other expense - net	(579)	(758)	(74)	(555)

Income before income tax provision	7,005	7,997	20,926	28,308

Income tax provision	1,894	1,612	9,187	8,569

Net income	5,111	6,385	11,739	19,739

Other comprehensive income, net of tax	11,056	844	22,271	1,007

Comprehensive income	$16,167	$7,229	$34,010	$20,746

Net income per common share
Basic	$0.10	$0.13	$0.23	$0.39
Diluted	$0.10	$0.13	$0.23	$0.39

Dividends per common share	$0.05	$0.05	$0.15	$0.15

Weighted average shares outstanding (thousands)
Basic	50,489	50,246	50,457	50,260
Diluted	50,624	50,984	50,541	51,004

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Segment Sales

Activated Carbon	$141,140	$117,535	$403,048	$351,033
Alternative Materials	16,928	1,682	42,706	6,811
Advanced Water Purification	4,493	4,753	12,508	18,922

Net sales	$162,561	$123,970	$458,262	$376,766

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Segment Operating Income (Loss)

Activated Carbon	$12,992	$10,717	$33,022	$31,937
Alternative Materials	739	167	502	989
Advanced Water Purification	(747)	(1,591)	(3,621)	(2,999)

Segment operating income	$12,984	$9,293	$29,903	$29,927

Note: Beginning January 1, 2017, in conjunction with the acquisition of the New Business, the Company realigned its internal management reporting structure to incorporate the New Business into its previously existing business, and reorganized its reportable segments. The new Activated Carbon segment is comprised of the Company’s former Activated Carbon and Service segment, the carbon adsorption equipment component of the Company’s former Equipment segment, and the wood-based activated carbon and activated carbon reactivation capabilities of the New Business. The new Advanced Water Purification segment is comprised of the equipment, products and services related to the Company’s ballast and traditional ultraviolet light water treatment technologies and ion exchange technologies that were primarily included in the Company’s former Equipment segment. The new Alternative Materials segment is comprised of the Company’s former Consumer segment and the diatomaceous earth and perlite filtration media capabilities of the New Business. Prior year amounts have been reclassified to conform to the current year presentation.

Merger related expenses of $3,308 for the quarter and nine months ended September 30, 2017, for investment banking, legal, accounting, and other professional fees related to the Company's pending merger with Kuraray are excluded from segment operating income.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016

Assets

Current assets:

Cash and cash equivalents	$29,221	$37,984

Receivables	130,046	108,056

Inventories	127,648	125,115

Other current assets	32,636	20,435

Total current assets	319,551	291,590

Property, plant and equipment, net	388,536	366,442

Other assets	134,052	117,186

Total assets	$842,139	$775,218

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$5,000	$5,000

Other current liabilities	109,306	95,655

Total current liabilities	114,306	100,655

Long-term debt	240,873	220,000

Other liabilities	76,099	73,420

Total liabilities	431,278	394,075

Total stockholders' equity	410,861	381,143

Total liabilities and stockholders' equity	$842,139	$775,218

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
www.calgoncarbon.com